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                                                                    EXHIBIT 23.3


                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

     Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

     FedEx Corporation ("FedEx") and its wholly owned subsidiary Federal Express Corporation ("FedEx Express") dismissed Arthur Andersen LLP ("Andersen") as their respective independent auditors, effective April 12, 2002. For additional information, see FedEx's and FedEx Express's Current Report on Form 8-K dated March 11, 2002 (as amended by the Form 8-K/A filed on April 12, 2002). Andersen was subsequently barred from practicing before the Securities and Exchange Commission and has ceased operations in the United States. FedEx and FedEx Express are, therefore, unable to obtain Andersen's written consent to the incorporation by reference into this registration statement of Andersen's audit reports with respect to FedEx's and FedEx Express's consolidated financial statements as of May 31, 2001 and for the two years in the period then ended.

     Under these circumstances, Rule 437a under the Securities Act permits FedEx and FedEx Express to file this registration statement, which incorporates by reference Andersen's audit reports referred to above, without a written consent from Andersen. The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to assert claims against Andersen under Section 11(a) of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Andersen or for any omission of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act because it has not consented to the incorporation by reference of its previously issued reports in this registration statement.